Exhibit 99.1

For Information Contact:
Envision Healthcare Corporation:	KKR:
Kim Warth	Kristi Huller or Cara Kleiman
303.720.0438	212.750.8300
Kim.Warth@evhc.net	media@kkr.com

ENVISION HEALTHCARE TO SELL AMERICAN MEDICAL RESPONSE

Air Medical Group Holdings and American Medical Response to Create Integrated Medical Transportation Company in $2.4 Billion Transaction

NASHVILLE, Tenn. and LEWISVILLE, Texas - (August 8, 2017) - Envision Healthcare Corporation (Envision) (NYSE: EVHC) and an entity controlled by funds affiliated with KKR have entered into a definitive agreement under which KKR’s portfolio company, Air Medical Group Holdings (AMGH), and Envision’s medical transportation subsidiary, American Medical Response (AMR), will combine to create a new industry leading medical transportation company. The transaction will be structured as a cash acquisition of AMR from Envision valued at $2.4 billion.

The combination of AMGH and AMR will create an integrated medical transportation company with the capability to serve patients across multiple transport modalities in the patient’s time of need. The combined company is expected to transport more than five million patients per year through a fleet of air and ground ambulances across 46 states and the District of Columbia.

“We are pleased to have identified a strong partner for American Medical Response,” said Christopher A. Holden, Envision’s President and Chief Executive Officer. “The Envision leadership team conducted a robust process to review strategic alternatives for AMR. The agreement delivers on our commitment to continue the proud tradition of AMR and enables Envision to focus on its physician-centric strategy and ongoing services, including facility-based provider services, post-acute care and ambulatory surgery.”

“AMGH and AMR are preeminent providers of medical transportation responsible for delivering care to millions of patients every year. We are pleased to be able to bring together these two great companies and look forward to supporting the growth of the combined business,” said Jim Momtazee, Chairman of AMGH and Head of KKR’s Health Care industry team.

Randel G. Owen, Envision’s President of Ambulatory Services, will assume the role of President and Chief Executive Officer of the new combined company. “We are excited to bring together 27,000 AMR team members with 6,600 AMGH team members to deliver customized solutions in the communities we support,” Owen said. “We believe this partnership will create an exceptional medical transportation company that will allow us to provide seamless, reliable and quality patient care to communities and health systems. The breadth of this combined organization will enhance our ability to improve patient care in the ever changing healthcare landscape.”

Upon completion of the transaction, the combined company will adopt a new name that reflects the unique capabilities of the two organizations. Following the closing of the transaction, AMR and AMGH will continue to support operations from two key leadership locations in Greenwood Village, CO, and Lewisville, TX. The new company’s two divisions will continue to be led by strong leaders with extensive experience running medical transportation organizations.

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Envision Healthcare To Sell American Medical Response

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Fred Buttrell will continue as President and Chief Executive Officer of the Air Medical division. “AMGH and AMR have worked together in many markets as well as disaster response and will have more integrated service offerings in the future for patients, health systems and regions. Together we will preserve the best attributes of each for the benefit of all stakeholders focusing on local market solutions. Employees will benefit from more opportunities as we expand our footprint into underserved communities,” he said.

Edward Van Horne will continue as President and Chief Executive Officer of the AMR division. “Our partnership with AMGH will enable us to further expand our one-source solutions for health systems and communities,” said Van Horne. “We can also continue to grow our innovative services in managed transportation, specialty fire services, Mobile Integrated Healthcare, event medical, federal disaster response and ambulance services across the U.S.”

Also, Michael Preissler, Chief Financial Officer at AMGH, and Thomas Cook, General Counsel at AMGH, will serve in the same roles for the combined company.

The pending acquisition is subject to regulatory approval and customary closing conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act, and is expected to close in the fourth quarter of 2017.

Preferred equity financing for the transaction is being provided by KKR primarily through its North America XI Fund and by Koch Equity Development LLC (KED), the investment and acquisition subsidiary of Koch Industries, Inc.

Guggenheim Securities is acting as exclusive financial advisor and Bass, Berry & Sims is acting as legal advisor to Envision. Barclays is acting as financial advisor and Simpson Thacher & Barlett LLP is acting as legal advisor to AMGH. Citi and Goldman Sachs are acting as financial advisors and Fried, Frank, Harris, Shriver, & Jacobson LLP is acting as legal advisor to KED.

About Envision Healthcare Corporation
Envision Healthcare Corporation is a leading provider of physician-led services and post-acute care, and ambulatory surgery services.  At June 30, 2017, we delivered physician services, primarily in the areas of emergency department and hospitalist services, anesthesiology services, radiology/tele-radiology services, and children’s services to more than 1,800 clinical departments in healthcare facilities in 47 states and the District of Columbia. Post-acute care is delivered through an array of clinical professionals and integrated technologies which, when combined, contribute to efficient and effective population health management strategies. As a market leader in ambulatory surgical care, the Company owns and operates 263 surgery centers and one surgical hospital in 35 states and the District of Columbia, with medical specialties ranging from gastroenterology to ophthalmology and orthopaedics.  In total, the Company offers a differentiated suite of clinical solutions on a national scale, creating value for health systems, payors, providers and patients.  For additional information, visit www.evhc.net.

About Air Medical Group Holdings
Air Medical Group Holdings Inc. (AMGH), headquartered in Dallas, Texas, is a leading provider of air and ground ambulance programs in the U.S. and internationally.  AMGH annually transports approximately 100,000 emergent air medical patients and 160,000 ground patient transports through its subsidiaries, which include Med-Trans Corp, Air Evac Life Team, Reach Air Medical Services, AirMed International, Air Medical Resource Group and Lifeguard Ambulance. AMGH’s operations are recognized for safe and effective medical transport in the U.S. by the Commission on Accreditation of Medical Transport Systems (CAMTS) and in many other countries by the European Aeromedical Institute (EURAMI).  The company offers an array of customized air and ground medical program designs. Its large fleet of helicopters, fixed-wing aircraft and ambulances rapidly deliver teams of highly trained medical professionals to patients, providing them with the best possible outcomes. AMGH is a

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Envision Healthcare To Sell American Medical Response

August 8, 2017

holding of KKR, a leading global investment firm. For more information about AMGH, visit www.amgh.com.

About American Medical Response
American Medical Response, Inc. (AMR), America’s leading provider of medical transportation, provides services in 40 states and the District of Columbia. More than 27,000 AMR paramedics, EMTs, RNs and other professionals work together to transport more than 4.4 million patients nationwide each year in critical, emergency and non-emergency situations. AMR, a subsidiary of Envision Healthcare Corporation (NYSE: EVHC), is headquartered in Greenwood Village, Colorado. For more information about AMR, visit www.amr.net and follow @AMR_Social on Twitter.

About KKR
KKR is a leading global investment firm that manages multiple alternative asset classes, including private equity, energy, infrastructure, real estate, credit and, through its strategic partners, hedge funds. KKR aims to generate attractive investment returns by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation with KKR portfolio companies. KKR invests its own capital alongside its partners’ capital and provides financing solutions and investment opportunities through its capital markets business. References to KKR’s investments may include the activities of its sponsored funds. For additional information about KKR & Co. L.P. (NYSE:KKR), please visit KKR’s website at www.kkr.com and on Twitter @KKR_Co.

Forward-Looking Statements
Certain statements and information in this communication may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to the timing of and expected cash proceeds to Envision from the sale of AMR. Actual events may differ materially from current expectations and are subject to a number of risks and uncertainties, including the satisfaction of the conditions of the transaction and other risks related to completion of the transaction and actions related thereto; the parties’ ability to complete the transaction on the anticipated terms and schedule, including the ability to obtain regulatory approvals, the amount of the net cash proceeds to Envision. Forward-looking statements speak only as of the date of their initial issuance, and Envision does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

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